NEWS RELEASE

Enbridge Reports Strong First Quarter 2020 Results; Re-affirms Outlook

CALGARY, May 7, 2020 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2020 financial results and provided a quarterly business update.

First Quarter 2020 Highlights
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•
First quarter GAAP loss of $1,429 million or $0.71 loss per common share, compared to GAAP earnings of $1,891 million or $0.94 per common share in 2019, impacted by certain unusual and infrequent factors, including a non-cash impairment of the Company's investment in DCP Midstream of $1,736 million and non-cash unrealized derivative fair value losses of $1,956 million

•	Adjusted earnings were $1,668 million or $0.83 per common share for the first quarter of 2020, compared with $1,640 million or $0.81 per common share in 2019

•	Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) was $3,763 million, compared with $3,769 million in 2019

•	Cash Provided by Operating Activities was $2,809 million, compared with $2,176 million in 2019

•	Distributable Cash Flow (DCF) was $2,706 million, compared with $2,758 million in 2019

•	Reaffirmed financial guidance range for 2020 Distributable Cash Flow per Share of $4.50 to $4.80/share

•	Issued $4 billion of term debt at attractive rates, and added $3 billion of new committed credit facilities, increasing available liquidity to $14 billion

•	Texas Eastern Transmission, LP (Texas Eastern) received approval from the Federal Energy Regulatory Commission (FERC) of its uncontested rate case settlement with customers

•	Reducing operating costs by $300M, including reductions to senior management and Board of Directors' compensation to further bolster our business resiliency

•	Deferral of approximately $1 billion of planned 2020 secured growth capital spending to reflect refined execution schedules in light of COVID-19

•
Minnesota Public Utilities Commission (PUC) issued its official order confirming the re-certification of the Final Environmental Impact Statement (FEIS), Route Permit and the Certificate of Need for the Line 3 Replacement Project

•	The Pollution Control Agency (PCA) and the U.S. Army Corp of Engineers (USACE) completed their public consultation periods, further advancing Line 3 permitting

•	Filed a joint application for permits to the USACE and Michigan Department of Environment, Great Lakes and Energy (EGLE) to construct the Straits of Mackinac tunnel

•
Reached an agreement to sell 49% of our interest in three offshore Wind projects under development in France to the Canada Pension Plan Investment Board (CPP Investments) for initial proceeds expected to exceed $100 million, and pro-rata contributions for development and construction, going forward

•	Announced $0.3 billion of additional asset divestitures, including the Montana Alberta Tie Line (MATL) power transmission business and the Ozark gas pipeline assets
CEO COMMENT - Al Monaco, President and Chief Executive Officer
“Our responsibility to deliver energy safely and reliably is even more critical in these challenging times. Our pipeline networks assure energy security for North America and the vital fuel supplies that keep our economy and supply chains moving and support the production of equipment and delivery of services needed to fight COVID-19.

“Our teams responded to this unprecedented challenge, quickly and effectively. In January we initiated comprehensive business continuity measures to protect the health of our employees, contractors and the communities we operate in. Our people have once again shown their professionalism and dedication to their work in keeping our critical functions operating safely and reliably in this difficult time.

“While the full economic impact of COVID-19 and pace of global recovery is still uncertain, we’re confident that Enbridge will persevere through the difficult conditions being faced by all of us today. That’s because resiliency has always been a hallmark of how we manage our business; our strategically located assets, diversified cash flows, strong commercial underpinnings, and a strong balance sheet, allow us to withstand economic downturns and stay well-positioned for the future.

“In the first quarter, all our businesses performed well. Despite warmer than normal weather and lower contribution from energy services, our operating and financial results came in better than expected because of record volumes on the Liquids Mainline, strong utilization on our Texas Eastern gas transmission system, and great progress on synergy capture within our Gas Distribution and Storage business.

“We also advanced our strategic priorities this quarter. We sold $0.4 billion of assets, providing more financial flexibility and demonstrating our commitment to capital discipline. We put new rates into effect on Texas Eastern, reflecting the settlement we reached with customers. Finally, in Liquids Pipelines permitting continues to advance on the Line 3 Replacement project, a critical safety and integrity project.

“This solid performance underscores the strength and resiliency of our diversified asset portfolio which will serve us well in the face of the challenges emerging from the global response to the COVID-19 pandemic. However, there’s no doubt that the impacts of the pandemic on society as a whole, and the energy industry, are unprecedented. The global economy has severely contracted and we're experiencing energy demand disruption on a scale that we haven’t seen before. While Enbridge’s business is resilient and our financial position is strong, we don’t expect to be entirely immune to COVID-19 impacts in the near term.

“Our Liquids Mainline system has historically operated at or close to full capacity, generating highly predictable cashflows through commodity cycles, industry downturns and financial market disruptions; in fact, the Mainline has been apportioned for several years. However, the large and rapid decline in gasoline and jet fuel consumption, brought about by COVID-19, has resulted in sharp cuts to refinery runs and crude oil production. We’ve started to see some impacts on the Mainline: throughput was down approximately 400 thousand barrels per day in April, compared to average Q1 throughput of 2.84 million barrels per day. We expect similarly lower utilization rates will likely continue through the end of the second quarter.

“We currently believe that volumes will recover in the second half of the year as COVID-19 related travel restrictions are slowly lifted and mobility gradually returns to North America in the third and fourth quarter of this year. This view is supported by our belief that that the refineries operating in our core Mainline markets (i.e. the U.S. Midwest, Eastern Canada and the U.S. Gulf Coast) will be among the first to ramp back up given their scale, complexity and cost competitiveness.

“With the near-term reduction in Mainline volumes (Mainline accounts for 30% of EBITDA), it’s important to remember that Enbridge’s cash flows are well diversified across many businesses, geographies and have strong commercial structures. For instance, at this time, the financial performance of our Gas Transmission, Gas Distribution and Storage, and Renewable Power businesses is not expected to experience a meaningful impact from COVID. Our Gas Transmission business accounts for about 30% of 2020 expected EBITDA and is anchored by utility customers with firm reservation-based load which is expected to remain relatively stable.

"Revenues from our Gas Distribution utility and Power businesses account for approximately 17% of 2020 expected EBITDA and are underpinned by strong regulatory and contractual frameworks and predominately derived from a large and diversified residential customer base whose utilization rates are not expected to be impacted materially by the pandemic.

“While results from a few of our smaller businesses with direct commodity exposure (accounting for approximately 3% of EBITDA), such as Energy Services, DCP Midstream and our Aux Sable fractionation business, are likely to be weaker than budgeted, we also expect upside to our full year financial forecast from lower interest rates and a weaker Canadian dollar that improves translated results of our significant U.S. cash flows.

“We’ve initiated additional actions to further bolster our resiliency, while assuring that the safety and reliability of our operations remains our first priority. After a comprehensive review of our operating expenditures, we plan to reduce 2020 costs by approximately $300 million. These actions include company-wide compensation reductions, including for myself, the Board of Directors, and the rest of the management team. In addition, we’ve already increased our excess liquidity to $14 billion, which ensures we can fund our capital program well into 2021, even in the absence of further access to debt capital markets. Finally, we're deferring about $1 billion of 2020 secured growth capital spending to reflect refined execution schedules in light of COVID-19.

“Our full year financial performance will be impacted by the degree and pace of recovery of Mainline throughput. However, given the strength and stability of our broader business portfolio, and accounting for our current assessment of headwinds, tail winds and cost reduction actions, we continue to expect to generate DCF within our original guidance range of $4.50 to 4.80 per share.

“Finally, we remain focused on executing our $10 billion 3-year (2020 - 2022) secured growth capital program, of which approximately $5.5 billion remains to be spent (net of project level financing). Once in service, these low risk, highly capital efficient organic projects will drive solid growth over the near to medium term and advance our strategic priorities. Importantly, the actions we’ve taken to bolster our balance sheet and liquidity provides us with the continued financial flexibility to self-fund this growth.”

FINANCIAL RESULTS SUMMARY
Financial results for three months ended March 31, 2020, are summarized in the table below:

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings/(loss) attributable to common shareholders	(1,429)	1,891
GAAP Earnings/(loss) per common share	(0.71)	0.94
Cash provided by operating activities	2,809	2,176
Adjusted EBITDA[1]	3,763	3,769
Adjusted Earnings[1]	1,668	1,640
Adjusted Earnings per common share[1]	0.83	0.81
Distributable Cash Flow[1]	2,706	2,758
Weighted average common shares outstanding	2,019	2,016
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the first quarter of 2020 decreased by $3,320 million or $1.65 per share compared with the same period in 2019. The period-over-period comparability of earnings attributable to common shareholders was impacted by certain unusual, infrequent factors or other non-operating factors, including a non-cash impairment of the Company’s investment in DCP Midstream of $1,736 million and non-cash unrealized derivative fair value losses of $1,956 million, which are noted in the reconciliation schedule included in Appendix A of this news release.

Adjusted earnings in the first quarter 2020 increased by $28 million and on a per share basis by $0.02. The increase was primarily driven by a reduction in earnings attributable to non-controlling interests (NCI) and lower current income taxes, offset by increased depreciation expenses on new assets put into service throughout 2019 and increased interest expense as a result of debt issued to fund capital expenditures as well as the reduction in capitalized interest associated with the Canadian portion of Line 3 which was put into service in the fourth quarter of 2019.

DCF for the first quarter was $2,706 million, a decrease of $52 million over the first quarter of 2019 driven largely by the operating factors noted above. These factors are discussed in detail under Distributable Cashflow.

Detailed segmented financial information and analysis for the first quarter 2020 can be found below under Adjusted EBITDA by Segments.

PROJECT EXECUTION UPDATE
Enbridge currently has under development $10 billion of secured growth capital projects, net of the sale of 49% of our interest in the Saint Nazaire offshore wind project announced today. Once in service, these projects will provide approximately $2.5 billion of incremental cash flows and drive highly transparent growth over the near to medium term horizon. Approximately $5.5 billion of the secured growth capital program remains to be spent through 2022, net of anticipated project level financing provided by third parties.

The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions.

The Company is experiencing a natural slowing of 2020 secured growth capital spending in light of the COVID-19 pandemic and the health and safety measures put place by federal and regional governments. After a review of capital execution schedules, it’s expected that 2020 expenditures will be approximately $1 billion lower than budgeted. The deferred capital will be shifted into 2021, and it’s anticipated that the impact to in-service dates will be immaterial as scheduling efficiencies and contingencies are largely expected to offset delayed spending.

On April 22, the Sabal Trail Pipeline Phase 2 expansion project received FERC approval for the additional capacity and on May 1 was placed into service. The project is underpinned by long-term take-or-pay contracts. Enbridge holds a 50% interest in the Sabal Trail Pipeline, and its investment in the expansion project is $0.1 billion.

The Company also announced a transaction with CPP Investments to sell 49% of its 50% interest in the Saint Nazaire offshore wind project off the coast of France, which reached a positive final investment decision in 2019. This transaction reduces the Company’s equity investment in the Saint Nazaire project to $0.2 billion from $0.3 billion and reduces the Company's secured capital program (inclusive of the Company's proportionate share of project level financing) to $0.9 billion from $1.8 billion. It’s expected the transaction will improve the Company’s equity returns from the project, reflecting a continued emphasis on disciplined capital allocation. The transaction is discussed more fully in the Update on Financing Activities and Asset Sales section below.

Line 3 Replacement

The $9 billion Line 3 Replacement Project is a critical integrity replacement project that will enhance the continued safe and reliable operations of our Mainline System well into the future and reflects the importance of protecting the environment.

The $5 billion Canadian segment of the pipeline replacement was placed into service on December 1, 2019, with an interim surcharge of $US$0.20 per barrel.

On the U.S. segment of the project, in Minnesota, the MPUC approved the adequacy of the FEIS and reinstated the Certificate of Need and Route Permit, allowing for construction of the pipeline to commence following the issuance of required permits. State and Federal environmental agencies are advancing the permitting process, including the issuance of the draft 401 Water Quality Certification by the Minnesota Pollution Control Agency, as well as the completion of the relevant public consultation processes. According to the PCA permitting schedule, the next critical phase is focused on the PCA reviewing and considering public comments before making a certification decision.

At this time, Enbridge cannot determine when all necessary permits to commence construction will be issued. Depending on the final in-service date, there is a risk that the project may exceed the Company's total cost estimate of $9 billion for the combined Line 3 Replacement Project. However, a significant portion of the capital spend relates to the Canadian segment of the Line 3 replacement project, which is currently in service and came in slightly below budget at around $5 billion. At this time, the Company does not anticipate any capital cost impacts that would be material to Enbridge's financial position and outlook.

OTHER BUSINESS UPDATES
Company Cost Reduction Actions
The Company has initiated actions to reduce costs by approximately $300 million in 2020. The actions will not impact the safety and reliability of our operations, which remains our number one priority. The cost management program will include reductions to outside services and supply chain costs, company-wide salary rollbacks and a voluntary workforce reductions program. Salary rollbacks include a 10% reduction for the Executive Leadership Team and a 15% reduction for the President & Chief Executive Officer and the Board of Directors. These actions bolster Enbridge’s resilience and align with the interests of our stakeholders.

Mainline Contracting

On December 19, 2019, the Company submitted an application to the Canada Energy Regulator (CER) to implement contracts on the Liquids Canadian Mainline System. The application for contracted and uncommitted service included the associated terms, conditions and tolls for each service, which would be offered in an open season following approval by the CER. The tolls and services will replace the current Competitive Toll Settlement (CTS) that is in place until it expires on June 30, 2021. If a replacement agreement is not in place by that time, the CTS tolls will continue on an interim basis.

The application that the Company filed is the result of two years of extensive negotiations with a diverse group of shippers and has been designed to align the interests of its shippers and Enbridge. Shippers representing approximately 75% of the current Mainline system throughput have filed letters supporting the application with the CER demonstrating the strong shipper backing for the offering.

The application highlights the benefits of the Mainline contract offering for both shippers and the public, including the following:

•	Secures long-term demand for Western Canadian Sedimentary Basin (WCSB) heavy and light barrels in premium markets;

•	Supports the best netbacks for WCSB producers;

•	Competitive and stable tolls for customers; and

•	Flexibility for shippers of all types and sizes to participate by offering both a traditional take-or-pay and producer and refiner requirements contracts.

On February 24, 2020, the CER issued a Notice of Public Hearing which outlined the process for participation in the hearing and identified a list of issues for discussion in the proceeding.

In March, letters were filed with the CER by a group of potential intervenors that requested the CER delay setting hearing dates associated with the Mainline contract filing. Subsequently, the CER issued a letter requesting comments on the potential delay of proceedings. Enbridge filed its response with the CER on May 1, 2020, submitting that the CER should proceed with issuing a hearing order and not delay the proceedings as the written portion does not require physical gatherings and the oral portion is not likely to occur until the fall.

Line 5 Tunnel

As part of Enbridge’s agreement with the State of Michigan, the Company plans to replace its existing Line 5 dual pipelines at the Straits of Mackinac with a pipeline secured in an underground tunnel, under the Straits, making a safe pipeline even safer. In 2019, the Company completed geotechnical work which supports the suitability of this state-of-the-art tunnel, with enhanced safety features, and further demonstrates Enbridge’s commitment to protecting Michigan and the Great Lakes’ natural resources. Enbridge has filed for all major environmental permits, including the Joint Permit Application with the EGLE and the USACE, as well as an independent application to the Michigan Public Service Commission.

The joint application covers permit requirements from both state and federal agencies and allowing for the simultaneous review of permitting activities by both agencies.

Upon receipt of all required permits, Enbridge expects to begin construction of the Line 5 tunnel, with the expected completion of construction, testing and commissioning to be completed sometime in 2024.

Gas Transmission and Midstream Rate Cases

In February, the Company received approval from the FERC of its uncontested rate case settlement between Texas Eastern and its customers, further optimizing the base business. Upon approval, Texas Eastern recognized revenues in the first quarter of 2020 reflecting settlement terms and put into effect its settled rates on April 1, 2020.

FINANCING UPDATE & ASSET SALES

In the first quarter of 2020, prior to the debt capital market disruption, the Company secured over $3 billion of debt financing at attractive rates, including a US$750 million floating rate note and US$1.5 billion of bank term loans. Proceeds were used to re-finance maturing debt and fund new growth projects. Subsequent to the first quarter, Enbridge Gas Inc. was one of the first corporate issuers back in the Canadian debt capital markets given its low risk business model and strong credit rating. It issued 10-year and 30-year notes for total proceeds of $1.2 billion at a weighted average coupon of 3.3%, representing the largest Enbridge Gas Inc. offering to date.

In addition, Enbridge secured $3 billion of new committed credit facilities which further increased the Company’s available liquidity to over $14 billion. This liquidity position provides significant financial flexibility and would be more than sufficient to meet the Company’s financing needs, net of internally generated cash flows, through 2021 in the absence of further capital markets access.

The Company continues to maintain strong leverage ratios, and expects that its Debt to EBITDA metric will remain well within its target range of 4.5x to 5.0x through 2020.

On April 1, 2020, the Company closed the sale of our Ozark Gas Transmission and Ozark Gas Gathering assets for proceeds of approximately $0.1 billion. In addition, on May 1, 2020, Enbridge closed the previously announced sale of our Montana-Alberta Tie Line transmission assets for proceeds of approximately $0.2 billion.

On May 1, 2020, the Company and CPP Investments executed agreements whereby 49% of the Company’s 50% interest in Éolien Maritime France SAS (EMF) will be sold to CPP Investments in return for a payment which will include a project promote as well as 49% of all development capital spent by Enbridge since inception to the date of close. The total payment at close is anticipated to exceed $100 million. Post closing, CPP Investments will contribute its pro-rata 49% share of all ongoing future development capital. Completion of the transaction is subject to customary regulatory approvals and is anticipated to close in the fourth quarter of 2020. After the transaction closes, through the Company's investment in EMF, Enbridge will own equity interests in three French offshore wind projects, including, Saint Nazaire (25.5%), Fecamp (17.9%), and Courseulles (21.7%).

In 2019, the Saint Nazaire offshore wind project reached a positive final investment decision while the remaining projects are expected to reach a final investment decision by next year.

These divestiture transactions, which total $0.4 billion, further strengthen the Company’s financial position and highlight its disciplined approach to capital allocation.

FIRST QUARTER 2020 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the first quarter of 2020.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	850	2,072
Gas Transmission and Midstream	(1,054)	1,020
Gas Distribution and Storage	604	662
Renewable Power Generation	120	124
Energy Services	121	6
Eliminations and Other	(966)	248
EBITDA	(325)	4,132

Earnings (loss) attributable to common shareholders	(1,429)	1,891

Cash provided by operating activities	2,809	2,176

For purposes of evaluating performance, the Company makes adjustments for unusual, infrequent or other non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,919	1,729
Gas Transmission and Midstream	1,097	1,040
Gas Distribution and Storage	609	693
Renewable Power Generation	118	123
Energy Services	(13)	176
Eliminations and Other	33	8
Adjusted EBITDA[1,3]	3,763	3,769
Maintenance capital	(204)	(179)
Interest expense[1]	(711)	(684)
Current income tax[1]	(108)	(158)
Distributions to noncontrolling interests[1]	(76)	(46)
Cash distributions in excess of equity earnings[1]	72	94
Preference share dividends	(96)	(95)
Other receipts of cash not recognized in revenue[2]	51	53
Other non-cash adjustments	15	4
DCF[3]	2,706	2,758
Weighted average common shares outstanding	2,019	2,016

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

3	Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

First quarter 2020 DCF decreased $52 million compared with the same period of 2019. Key performance drivers of quarter-over-quarter decline included:

•
Lower Adjusted EBITDA reflecting strong operating performance from Liquids Pipelines and Gas Transmission and Midstream assets and contributions from new assets placed into service in 2019, offset by the absence of contributions from the federally regulated Canadian natural gas gathering and processing business sold on December 31, 2019, lower EBITDA from Energy Services due to narrowing of certain crude oil location and quality differentials, and lower adjusted EBITDA from Gas Distribution and Storage due to warmer weather in the first quarter of 2020 when compared with the first quarter of 2019.

•	Higher maintenance capital due the timing of maintenance spending at the end of 2019 that carried over into the first quarter of 2020.

•
Higher interest expense due to a combination of additional of new debt incurred to fund capital expenditures as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 which was placed into service in December 2019, partially offset by lower rates on short term debt and newly issued long term notes.

Partially offsetting the factors noted above was lower current income tax due newly enacted Canadian tax legislation coming into effect in the second half of 2019.

In the first quarter of 2020, DCP Midstream, LP (DCP) announced it would reduce its quarterly distribution by 50%, beginning with the first quarter distribution which will be paid in May. Enbridge's DCF in the first quarter of 2020 includes DCP's distribution from the fourth quarter of 2019 which was declared and paid prior to the DCP's announced distribution reduction.

ADJUSTED EARNINGS	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[2]	3,763	3,769
Depreciation and amortization	(882)	(840)
Interest expense[1]	(696)	(668)
Income taxes[1]	(451)	(488)
Noncontrolling interests[1]	30	(38)
Preference share dividends	(96)	(95)
Adjusted earnings[2]	1,668	1,640
Adjusted earnings per common share	0.83	0.81

1	Presented net of adjusting items.

2	Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.

Adjusted earnings increased $28 million and adjusted earnings per share increased $0.02 compared with the first quarter in 2019. Growth in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Distributable Cash Flow above, partially offset by the following factors:

•	Higher depreciation and amortization expense as a result of new assets placed into service throughout 2019.

•
Higher interest expense due to debt issued to fund new growth capital as well as a reduction in capitalized interest associated with the Canadian portion of Line 3 which was placed into service in December 2019, partially offset by lower rates on short term debt and newly issued long term notes.

•	Lower income taxes primarily due to lower adjusted earnings before income taxes.

•	A positive impact to NCI as a result of tax equity adjustments on certain onshore wind farms.

The increase in the weighted average outstanding common shares did not have a significant impact on adjusted earnings per common share.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses was translated at a higher average Canadian dollar exchange rate in the first quarter of 2020 (C$1.35/US$) when compared with the corresponding 2019 period (C$1.33/US$).

A portion of the U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Mainline System[1]	1,107	964
Regional Oil Sands System	211	227
Gulf Coast and Mid-Continent System	244	216
Other[2]	357	322
Adjusted EBITDA[3]	1,919	1,729

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[4]	2,842	2,717
Regional Oil Sands System[5]	1,865	1,751
International Joint Tariff (IJT)[6]	$4.21	$4.15
1 Mainline System includes the Canadian Mainline and the Lakehead System, which were previously reported separately.
2 Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
3 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.
4 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from Western Canada.
5 Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
6 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 45% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the first quarter of 2019, was C$1.20/US$ (Q1 2019: C$1.19/US$).
The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased $190 million compared to the first quarter of 2019 primarily as a result of the following factors:

•
Mainline System adjusted EBITDA increased driven by higher throughput as a result of continued optimizations of the system, as well as a higher period-over-period IJT. In addition, the Mainline System benefited from incremental contributions from the Canadian portion of the Line 3 Replacement project that was placed into service on December 1, 2019, with an interim surcharge on Mainline volumes of US$0.20 per barrel.

•
Gulf Coast and Mid-Continent System growth was driven by strong demand for spot volumes on the Flanagan South Pipeline due to refinery outages in the Midwest U.S. The Gray Oak Pipeline project commenced service late in the fourth quarter of 2019 and provided modest contributions in the first quarter of 2020 with volume expected to ramp up in the second quarter of 2020.

•	Other adjusted EBITDA increased due primarily to higher volumes on the Dakota Access Pipeline.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
US Gas Transmission[1]	864	745
Canadian Gas Transmission[1]	138	188
US Midstream	45	52
Other	50	55
Adjusted EBITDA[2]	1,097	1,040
1 US Gas Transmission includes the Canadian portion of the Maritimes & Northeast Pipeline which was previously included in Canadian Gas Transmission. The comparable 2019 adjusted EBITDA has been restated to reflect this change.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA increased $57 million compared to the first quarter of 2019 primarily due to the following factors:

•
US Gas Transmission adjusted EBITDA increased primarily due to higher revenues from updated rates on Texas Eastern resulting from the recent rate case settlement and following the FERC approval, the Company recognized in revenue interim rates collected from shippers since June 1, 2019. In addition, various US Transmission assets were placed into service after the first quarter of 2019 including Atlantic Bridge Phase 2 and Stratton Ridge. These increases were partially offset by higher planned integrity expenditures.

•
Canadian Gas Transmission adjusted EBITDA decreased primarily due to the absence of adjusted EBITDA contributions from federally regulated Canadian gas gathering and processing assets that were sold on December 31, 2019. Further, contributions from the Alliance Pipeline are also lower driven by narrowing of the AECO-Chicago basis.

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	574	642
Other	35	51
Adjusted EBITDA[1]	609	693

Operating Data
EGI
Volumes (billions of cubic feet)	638	719
Number of active customers (thousands)[2]	3,748	3,722
Heating degree days[3]
Actual	1,727	2,046
Forecast based on normal weather[4]	1,923	1,922

1	Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

2	Number of active customers is the number of natural gas consuming customers at the end of the reported period.

3	Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.

4	Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season and lowest in the third quarter as there is generally less volumetric demand during the summer. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA decreased $84 million compared to the first quarter of 2019 primarily due to warmer weather in EGI's franchise areas which led to lower utilization. The warmer weather in the first quarter of 2020 when compared with the normal weather forecast embedded in rates negatively impacted adjusted EBITDA by approximately $41 million while first quarter 2019 EBITDA was positively impacted by colder than normal weather by approximately $33 million. This decrease in adjusted EBITDA was partially offset by higher distribution charges resulting from increases in customer base, as well as synergy captures realized from the amalgamation of Enbridge Gas Distribution Inc. and Union Gas Limited. Other Gas Distribution and Storage adjusted EBITDA decreased due to closing of the sale of Enbridge Gas New Brunswick on October 1, 2019, and St. Lawrence Gas Company, Inc. on November 1, 2019.

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	118	123
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation adjusted EBITDA decreased $5 million compared to first quarter of 2019 primarily due to lower contributions from Canadian wind facilities due to weaker wind resources, partially offset by adjusted EBITDA contributions from the Hohe See Offshore Wind Project and the adjacent expansion project, Albatros. Hohe See reached full operating capacity in October 2019 and Albatros came into service in January 2020.

ENERGY SERVICES

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization[1]	(13)	176
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA decreased $189 million compared to the first quarter of 2019 as a result of significant compression of location and quality differentials in certain markets resulting in fewer opportunities to achieve profitable margins on capacity obligations. The first quarter of 2019 was an exceptionally strong due to favourable location and quality differentials in the second half of 2018 that resulted in profitable margins realized in the first quarter of 2019.

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Operating and administrative recoveries	79	63
Realized foreign exchange hedge settlements	(46)	(55)
Adjusted EBITDA[1]	33	8
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative costs captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this segment.

Eliminations and Other adjusted EBITDA increased $25 million compared with the first quarter of 2019. Key quarter-over-quarter performance drivers included:

•	Lower operating and administrative costs and the timing of the recovery of certain operating and administrative costs allocated to the business segments.

•
Lower realized foreign exchange settlement losses primarily due to a narrower spread between the average exchange rate of $1.35 for the first quarter of 2020 (Q1 2019:$1.33) and the first quarter 2020 hedge rate of $1.29 (Q1 2019:$1.24).

CONFERENCE CALL

Enbridge will host a conference call and webcast on May 7, 2020 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2020 first quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 5545476#. The call will be audio webcast live at https://edge.media-server.com/mmc/p/kzjwa9bx. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 5545476#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On May 5, 2020, our Board of Directors declared the following quarterly dividends. All dividends are payable on June 1, 2020, to shareholders of record on May 15, 2020.

Dividend per share
Common Shares[1]	$0.81000
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.25458
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11[3]	$0.24613
Preference Shares, Series 13	$0.27500
Preference Shares, Series 15	$0.27500
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625
1 The quarterly dividend per common share was increased 9.8% to $0.81 from $0.738, effective March 1, 2020.
2 The quarterly dividend per share paid on Series C was increased to $0.25458 from $0.25305 on March 1, 2020 due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.
3 The quarterly dividend per share paid on Series 11 was decreased to $0.24613 from $0.275 on March 1, 2020, due to the reset of the annual dividend on March 1, 2020, and every five years thereafter.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including strategic priorities and enablers; 2020 financial guidance; the COVID-19 pandemic and the duration and impact thereof; anticipated reductions in operating costs and deferrals of secured growth capital spend; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of our existing assets, including throughput on the Mainline; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; expected debt-to-EBITDA ratio; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected future growth and expansion opportunities; expectations about the Company’s joint ventures and our partners’ ability to complete and finance announced projects and projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and courts; toll and rate case discussions and filings, including Mainline Contracting and the anticipated benefits thereof; anticipated competition; United States Line 3 Replacement Program; Line 5 tunnel and related matters; interest rates; and exchange rates.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; anticipated reductions in operating costs and deferrals of secured growth; the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy, including the current weakness and volatility of such prices; anticipated utilization of our existing assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions; successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Liquids Pipelines	850	2,072
Gas Transmission and Midstream	(1,054)	1,020
Gas Distribution and Storage	604	662
Renewable Power Generation	120	124
Energy Services	121	6
Eliminations and Other	(966)	248
EBITDA	(325)	4,132
Depreciation and amortization	(882)	(840)
Interest expense	(706)	(685)
Income tax recovery/(expense)	549	(584)
(Earnings)/loss attributable to noncontrolling interests	31	(37)
Preference share dividends	(96)	(95)
Earnings/(loss) attributable to common shareholders	(1,429)	1,891

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,919	1,729
Gas Transmission and Midstream	1,097	1,040
Gas Distribution and Storage	609	693
Renewable Power Generation	118	123
Energy Services	(13)	176
Eliminations and Other	33	8
Adjusted EBITDA	3,763	3,769
Depreciation and amortization	(882)	(840)
Interest expense	(696)	(668)
Income tax expense	(451)	(488)
(Earnings)/loss attributable to noncontrolling interests	30	(38)
Preference share dividends	(96)	(95)
Adjusted earnings	1,668	1,640
Adjusted earnings per common share	0.83	0.81

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	(325)	4,132
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	1,956	(600)
Change in unrealized derivative fair value (gain)/loss - Commodity prices	(551)	160
Equity investment impairment - DCP Midstream	1,736	—
Equity investment asset and goodwill impairment - DCP Midstream	324	—
Write-down of inventory to the lower of cost or market	417	10
Texas Eastern re-establishment of EDIT regulated liability	159	—
Employee severance, transition and transformation costs	11	44
Other	36	23
Total adjusting items	4,088	(363)
Adjusted EBITDA	3,763	3,769
Depreciation and amortization	(882)	(840)
Interest expense	(706)	(685)
Income tax recovery/(expense)	549	(584)
(Earnings)/loss attributable to noncontrolling interests	31	(37)
Preference share dividends	(96)	(95)
Adjusting items in respect of:
Interest expense	10	17
Income tax recovery/(expense)	(1,000)	96
(Earnings)/loss attributable to noncontrolling interests	(1)	(1)
Adjusted earnings	1,668	1,640
Adjusted earnings per common share	0.83	0.81

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,919	1,729
Change in unrealized derivative fair value gain/(loss)	(1,066)	343
Other	(3)	—
Total adjustments	(1,069)	343
EBITDA	850	2,072

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,097	1,040
Equity investment impairment - DCP Midstream	(1,736)	—
Equity investment asset and goodwill impairment - DCP Midstream	(324)	—
Texas Eastern re-establishment of EDIT regulated liability	(159)	—
Equity earnings adjustment - DCP Midstream	53	(14)
Other	15	(6)
Total adjustments	(2,151)	(20)
EBITDA	(1,054)	1,020

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2020	2019
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	609	693
Change in unrealized derivative fair value gain	6	4
Employee severance, transition and transformation costs	(7)	(35)
Other	(4)	—
Total adjustments	(5)	(31)
EBITDA	604	662

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	118	123
Change in unrealized derivative fair value gain	2	1
EBITDA	120	124

ENERGY SERVICES

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes and depreciation and amortization	(13)	176
Change in unrealized derivative fair value gain/(loss)	551	(160)
Write-down of inventory to the lower of cost or market	(417)	(10)
Total adjustments	134	(170)
EBITDA	121	6

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	33	8
Change in unrealized derivative fair value gain/(loss)	(898)	252
Change in corporate guarantee obligation	(74)	—
Investment write-down loss	(43)	—
Employee severance, transition and transformation costs	(4)	(9)
Other	20	(3)
Total adjustments	(999)	240
EBITDA	(966)	248

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2020	2019
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,809	2,176
Adjusted for changes in operating assets and liabilities[1]	(194)	667
	2,615	2,843
Distributions to noncontrolling interests[4]	(76)	(46)
Preference share dividends	(96)	(95)
Maintenance capital expenditures[2]	(204)	(179)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	51	53
Employee severance, transition and transformation costs	11	44
Distributions from equity investments in excess of cumulative earnings[4]	77	61
Write-down of inventory to the lower of cost or market	417	(10)
Other items	(89)	87
DCF	2,706	2,758

1	Changes in operating assets and liabilities, net of recoveries.

2
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

4	Presented net of adjusting items.